Exhibit 99.1
United States Lime & Minerals, Inc. — News Release

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972)991-8400
UNITED STATES LIME & MINERALS REPORTS
FOURTH QUARTER AND FULL-YEAR 2005 RESULTS
     Dallas, Texas, February 2, 2006 — United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported fourth quarter and full-year 2005 results: Revenues in the fourth quarter 2005 increased to $19,875,000 from $17,189,000 in the fourth quarter 2004, an increase of $2,686,000, or 15.6%. For 2005, revenues increased to $81,085,000 from $71,231,000 for 2004, an increase of $9,854,000, or 13.8%. Revenues for the 2004 periods have been restated to include external freight billed to customers that has been reclassified to conform to the presentation for the 2005 periods. (See Note 1 to Condensed Consolidated Financial Data Table.)
     The Company reported net income of $1,601,000 ($0.26 per share diluted) in the fourth quarter 2005, compared to net income of $1,317,000 ($0.22 per share diluted) in the fourth quarter 2004, an increase of $284,000, or 21.6%. For the year, the Company reported net income of $7,948,000 ($1.31 per share diluted), compared to net income of $6,329,000 ($1.07 per share diluted) for 2004, an increase of $1,619,000, or 25.6%. Net income for 2004 included $1,090,000 ($0.18 per share diluted), net of income taxes ($1,328,000 gross), for lease bonus payments received for the lease of the Company’s oil and gas rights on its Cleburne, Texas property. As the acquisition of U.S. Lime Company — St. Clair was completed on December 28, 2005, it had no impact on the Company’s results of operations for the 2005 periods presented.
     The Company’s gross profit was $3,932,000 for the fourth quarter 2005, compared to $3,841,000 for the comparable 2004 quarter, an increase of $91,000, or 2.4%. For 2005, gross profit was $19,366,000, compared to $17,020,000 for 2004, an increase of $2,346,000, or 13.8%. The increases in revenues and gross profit for the 2005 periods were primarily due to average price increases for the Company’s products of 11.6% and 9.0% in the fourth quarter and full year 2005, respectively, and increased sales volumes to the Company’s construction customers during the fourth quarter 2005 due in part to unseasonably dry weather in the south central region. These improvements were partially offset by increased fuel, electric and transportation costs in 2005, compared to the comparable 2004 periods. In addition, the Company had reduced sales volumes in 2005 compared to 2004 to its steel customers and to its largest Colorado customer which was shut down due to a methane fire for most of the fourth quarter 2005 and January 2006.
     “We are pleased to report significant improvements in gross profit and net income in 2005 compared to 2004, especially given our increased energy costs for 2005 and the decreased demand from our steel customers beginning in mid-May and continuing for the remainder of the year,” said Timothy W. Byrne, President and Chief Executive Officer. “On a positive note, we are beginning to see increased demand from our steel customers that we expect to continue during the first half of the year,” Mr. Byrne added.
     Drilling of the first well under the Company’s oil and gas lease has been completed, with gas production scheduled to begin shortly. In addition to its 20% royalty interest, the Company has elected to participate as a 20% working interest owner in this well. No reserves or production specifics for the well will be known until sufficient production has been logged. The Company has also elected to participate as a 20% working interest owner in the next two wells that the operator has scheduled to drill under the lease, and drilling of the first of these wells commenced in January.

     United States Lime & Minerals, Inc. is a Nasdaq-listed public company with headquarters in Dallas, Texas, supplying lime and limestone products primarily to the steel, paper, agriculture, environmental protection and construction industries from plants situated in Texas, Arkansas, Oklahoma and Colorado.
     Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.
(Tables Follow)

United States Lime & Minerals, Inc.
Condensed Consolidated Financial Data
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended			Year Ended
	December 31,			December 31,
INCOME STATEMENTS	2005	2004		2005	2004
Revenues	$19,875	17,189	(1)	81,085	71,231	(1)

Gross Profit	$3,932	3,841		19,366	17,020

Operating profit	2,466	2,449		13,844	11,980
Interest expense	613	789		4,713	5,630
Other expenses (income)	63	96		(101)	(1,363)
Income tax expense	189	247		1,824	1,384

Net income	$1,601	1,317		7,948	6,329

Net income per share of common stock:
Basic	$0.27	0.23		1.34	1.08
Diluted	$0.26	0.22		1.31	1.07

Weighted average shares outstanding:
Basic	6,003	5,845		5,927	5,834
Diluted	6,265	5,928		6,084	5,933

	At December 31,
BALANCE SHEETS	2005 (2)	2004
Assets:
Current assets	$22,199	$15,802
Property, plant and equipment, net	99,107	83,541
Deferred tax assets, net	290	108
Other assets	1,439	888

Total assets	$123,035	$100,339

Liabilities and Stockholders’ Equity:
Current liabilities	$11,467	$9,669
Debt, excluding current installments	51,667	41,390
Other liabilities	1,680	1,057
Stockholders’ equity	58,221	48,223

Total liabilities and stockholders’ equity	$123,035	$100,339

(1)	Revenues for the 2004 periods have been restated to include external freight billed to customers that has been reclassified to conform to the presentation for the 2005 periods. The increases in revenues were entirely offset by a corresponding increase in cost of revenues, resulting in no change in previously reported gross profit, operating profit or net income for the 2004 periods.

(2)	Includes the estimated effects of the Company’s acquisition of U.S. Lime Company — St. Clair on December 28, 2005.
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